Consent of Independent Auditors



We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life Variable Account 10 - American Express Retirement Advisor Variable Annuity(R) - Band 3 comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 14 to the Registration Statement (Form N-4, No. 333-79311) for the registration of the American Express Retirement Advisor Variable Annuity(R) - Band 3 offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP


Minneapolis, Minnesota
April 25, 2003